Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 25, 2011 relating to the consolidated financial statements and financial statement schedule of Apartment Trust of America, Inc. and subsidiaries (Formerly known as Grubb & Ellis Apartment REIT, Inc.) appearing in the Annual Report on Form 10-K of Apartment Trust of America, Inc. for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
March 25, 2011